IMMUCOR, INC.

EXHIBITS


Exhibit 11.  Statement  re  computation of per share earnings.



Primary income per share calculations:
                                         Three Months Ended
                                    August 31,             August 31,
                                       1996                   1995


Net income                             $597,168               $795,767


Weighted average number of common
shares and common share equivalents
are as follows:
Weighted average common shares
  outstanding                         8,055,035              7,707,847
Shares issued from assumed exercise
  of options and warrants               571,323                764,623
Weighted average number of shares
  outstanding (as adjusted)           8,626,358              8,472,470



Net income per common
  and common equivalent share:            $0.07                  $0.09





Fully diluted income per share calculations:

                                           Three Months Ended
                                    August 31,             August 31,
                                       1996                   1995


Net income                             $597,168               $795,767


Weighted average number of common
shares and common share equivalents
are as follows:
Weighted average common shares
  outstanding                         8,055,035              7,707,847
Shares issued from assumed exercise
  of options and warrants               603,912              1,106,320
Weighted average number of shares
  outstanding (as adjusted)           8,658,947              8,814,167



Net income per common
  and common equivalent share:            $0.07                  $0.09






Note: shares issued from assumed exercise of options and warrants include the number of incremental shares which result from applying the "treasury stock method" for optionsand warrants.